Exhibit 10.19

CERIBELL, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the last date set forth on the signature page below (the “Effective Date”) by and between Ceribell, Inc. (the “Company”), and Xingjuan (Jane) Chao (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will continue to serve as the Company’s Chief Executive Officer pursuant to the terms this Agreement. Executive will render such business and professional services in the performance of her duties, consistent with Executive’s position within the Company, as will reasonably be assigned to her by the Company’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will perform her duties faithfully and to the best of her ability and will devote her full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither her job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of her employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3. Compensation.

(a) Base Salary. Effective May 7, 2018, the Company will pay Executive an annual salary of Three Hundred Sixty-Five Thousand Dollars ($365,000) as compensation for her services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) One-Time Bonuses. The Company will pay Executive (i) a one-time bonus of Fifty-Nine Thousand Dollars ($59,000), less applicable withholdings, within ten (10) business days of the Effective Date; and (ii) a one-time bonus of Forty-Four Thousand Two Hundred Fifty Dollars ($44,250), less applicable withholdings, contingent upon the successful closing of the Company’s Series B Preferred Stock Financing such that at least Twenty Million Dollars

($20,000,000) is raised on or before August 31, 2018, provided that Executive must remain employed with the Company through the date the bonus is actually paid in order to earn the bonus. This latter bonus shall be paid within ten (10) business days following the closing of the Company’s Series B Preferred Stock Financing.

(c) Incentive Bonus. Beginning after (and contingent upon) the successful closing of the Company’s Series B Preferred Stock Financing such that at least Twenty Million Dollars ($20,000,000) is raised on or before August 31, 2018, Executive shall be eligible to receive an annual incentive bonus in an amount up to 35% of Executive’s then Base Salary (the “Incentive Bonus”) in the sole discretion of the Board. The Incentive Bonus shall be pro-rated for the year in which the successful closing of the Company’s Series B Preferred Stock Financing occurs. The Board will determine in its discretion whether the performance objectives for any Incentive Bonus have been achieved and, if so, to what extent. The Incentive Bonus, if any, shall be payable on the date that the Company generally pays bonuses to employee’s at Executive’s level, but in no event will such payment be made later than March 30 of the year following the year for which the Incentive Bonus was earned. Executive must remain employed with the Company through the date the Incentive Bonus is actually paid in order to earn the Incentive Bonus.

(d) Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. Except as would otherwise violate, or result in an excise tax to the Company, under applicable law (including, without limitation, Section 2716 of the Public Health Service Act). The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

4. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5. Severance.

(a) Termination for other than Cause, Death or Disability or Resignation for Good Reason Outside of the Change of Control Period. If the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company outside of the Change of Control Period other than for Cause (as defined below), death or Disability, or the Executive resigns with Good Reason (as defined below) outside of the Change of Control Period, then, subject to Section 6, Executive will be entitled to (i) accelerated vesting as to six (6) months of Executive’s outstanding unvested stock options and restricted stock, (ii) receive the continuing payments of severance pay at a rate equal to Executive’s Base Salary as then in effect, less applicable withholdings, for twelve (12) months from the date of such termination, which will be paid in accordance with the Company’s regular payroll procedures, (iii) if Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for the Executive and her eligible dependents within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of twelve (12) months from the last date of employment of

Executive with the Company, or (B) the date upon which Executive ceases to be eligible for coverage under COBRA. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. However, if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue her group health coverage in effect on the date of her termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage. Notwithstanding anything to the contrary under this Restated Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.

(b) Termination for other than Cause, Death or Disability or Resignation for Good Reason During the Change of Control Period. If the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company during the Change of Control Period other than for Cause (as defined below), death or Disability, or the Executive resigns with Good Reason (as defined below) during the Change of Control Period, then, subject to Section 6, Executive will be entitled to (i) accelerated vesting as to twenty-four (24) months of Executive’s outstanding unvested stock options and restricted stock, (ii) receive the continuing payments of severance pay at a rate equal to Executive’s Base Salary as then in effect, less applicable withholdings, for twelve (12) months from the date of such termination, which will be paid in accordance with the Company’s regular payroll procedures, (iii) if Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for the Executive and her eligible dependents within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of twelve (12) months from the last date of employment of Executive with the Company, or (B) the date upon which Executive ceases to be eligible for coverage under COBRA. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. However, if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue her group health coverage in effect on the date of her termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage. Notwithstanding anything to the contrary under this Restated Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.

(c) Termination for Cause, Death or Disability; Voluntary Resignation. If Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) terminates voluntarily by Executive without Good Reason, for Cause by the Company or due to Executive’s death or Disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

(d) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 5 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of award vesting or severance pay other than those benefits expressly set forth in this Section 5.

6. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 5 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

(b) Nonsolicitation. The receipt of any severance benefits pursuant to Section 5 will be subject to Executive not violating the provisions of Section 10. In the event Executive breaches the provisions of Section 10, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 5 will immediately cease.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A- 1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 6(c)(iii). Except as required by Section 6(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(d) Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 5 will be subject to Executive continuing to comply with the terms of Confidential Information Agreement (as defined in Section 9).

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

7. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) breach of this Agreement by Executive; (ii) Executive’s nonperformance or misperformance of material duties, or refusal to abide by or comply with the reasonable directives of the Board, or the Company’s policies and procedures; (iii) Executive’s negligence in the performance of her material duties under this Agreement; (iv) Executive’s dishonesty, fraud or misconduct with respect to the business or affairs of the Company; (v) Executive’s engagement in knowing, willful and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (vi) Executive’s violation of a federal or state law or regulation directly or indirectly applicable to the business of the Company or its affiliates; (vii) Executive’s material breach of any confidentiality agreement or invention assignment agreement between Executive and the Company (or any affiliate of the Company); (viii) Executive’s conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude; or (ix) the commission of any act in direct or indirect competition with or materially detrimental to the best interests of Company that is in breach of Executive s fiduciary duties of care, loyalty and good faith to Company; provided, however, that “Cause” will not, include any actions or circumstances constituting Cause under (i) or (ii) above if Executive cures such actions or circumstances within 30 days of receipt of written notice from Company setting forth the actions or circumstances constituting Cause.

(b) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as:

(i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or

(2) a sale of all or substantially all of the assets of the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

(c) Change of Control Period. For purposes of this Agreement, “Change of Control Period” is defined as the period beginning 3 months before and ending 12 months after a Change of Control.

(d) Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(e) Disability. For purposes of this Agreement, “Disability” means Executive’s inability to perform the essential functions of Executive’s position, with or without reasonable accommodation, for a period of 90 out of 180 consecutive days, as determined by the Company in good faith.

(f) Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent:

(i) a material diminution of Executive’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment; provided, however, that in the event the Company is acquired and made a division or business unit of a larger entity following a Change of Control, and Executive retains substantially similar duties, position and responsibilities for such division or business unit of the acquiring entity as Executive held with the Company immediately prior to such Change of Control, but not for the entire acquiring entity, such reduction in duties, position or responsibilities shall not, by itself, constitute Good Reason; or

(ii) a 20% or greater reduction in Executive’s base salary in effect immediately prior to such termination, unless the Company also similarly reduces the base salaries of all other similarly situated employees of the Company; or

(iii) a material change in the geographic location of Executive’s primary work facility or location; provided, however, that a relocation to a new geographic location which is less than fifty (50) miles from Executive’s current home address set forth on the signature page hereto will not be considered a material change in geographic location.

Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(g) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

8. Limitation on Payments.

(a) If any payment or benefit hereunder or otherwise payable to Executive constitutes a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and the net after-tax amount of any such parachute payment is less than the net after-tax amount if the aggregate payments and benefits to be made to Executive were three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the amounts constituting the parachute payments shall be reduced to an amount equal to three times Executive’s base amount, less $1.00. For purposes of determining the “net after-tax amount,” the Company will cause to be taken into account all applicable federal, state and local income and employment taxes and the excise taxes (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a reduction pursuant to this Section 8 is to occur, (x) Executive will have no rights to any additional payments and/or benefits that are being reduced, and (y) reduction in payments and/or benefits will occur in the following order: (i) reduction of cash payments, if any, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) cancellation of accelerated vesting of equity awards other than stock options, if any; (iii) cancellation of accelerated vesting of stock options; and (iv) reduction of other benefits, if any, paid to Executive, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. In the event that acceleration of vesting of equity awards or stock options is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant. If two or more equity awards or stock options are granted on the same date, each award or stock option will be reduced on a pro-rata basis. Notwithstanding, any excise tax imposed will be solely the responsibility of Executive. Notwithstanding the foregoing, to the extent the Company submits any payment or benefit otherwise payable to Executive under this Agreement or otherwise to the Company’s stockholders for approval in accordance with Treasury Regulation Section 1.280G-1 Q&A 7, the and such payments and benefits will be treated in accordance with the results of such vote, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by the Participant and in the order prescribed by this Section 8. In no event shall the Participant have any discretion with respect to the ordering of her payment reductions.

(b) Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company, the Company’s legal counsel or such other person or entity to which the Parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 8.

9. Confidential Information. Executive agrees to enter into the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder.

10. Non-Solicitation. Until the date one (1) year after the termination of Executive’s employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit, induce, attempt to solicit, recruit, or encourage any employee of the Company (or any parent or subsidiary of the Company) to leave her employment either for Executive or for any other entity or person. Executive represents that he (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of her obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

12. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:
Ceribell, Inc.

lf to Executive:

at the last residential address known by the Company.

13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

14. Arbitration. Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company, shall be subject to arbitration in accordance with the provisions of the Confidentiality Agreement.

15. Integration. This Agreement, together with the Option Plan, Option Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. With respect to stock options granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such stock options except to the extent otherwise explicitly provided in the applicable stock option agreement. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

16. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

17. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

18. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

19. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

20. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

21. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

CERIBELL, INC.

By:	/s/ Jane Chao	Date:	5/21/2018
Title:	CEO

EXECUTIVE:

/s/ Xingjuan (Jane) Chao		Date:	5/21/2018
Xingjuan (Jane) Chao

SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT